                               SECRETARY'S CERTIFICATE

     I, Thomas R. Gross, do hereby certify that I am the Secretary of In Home Health, Inc., a Minnesota corporation (the "Company"), and I further certify that at a meeting of the Company's Board of Directors held telephonically on October 10, 1998 at which a quorum was at all times present, the following resolutions were duly adopted by the Company's Board of Directors and remains in full force and effect as of the date hereof:

     RESOLVED FURTHER, that the Company hereby undertakes and commits to The NASDAQ National Market, Inc. ("NASDAQ") that the Company will not redeem any of the Company's Preferred Stock if the redemption would cause the Company to have tangible net assets, as defined by NASDAQ, to be less than $5,000,000, unless NASDAQ otherwise consents;

     RESOLVED FURTHER, that the Secretary is authorized and directed to provide a Secretary's Certificate as to the preceding resolution to NASDAQ;

     In Witness Whereof, I have executed this Secretary's Certificate this 13th day of April, 1998.


                                   ------------------------------------
                                        Thomas R. Gross, Secretary